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                            CERTIFICATE OF INCORPORATION
                                         OF
                                  BARRA (DE), INC.

BARRA (DE), Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                                          I
          The name of this corporation is BARRA (DE), Inc. (the "Corporation").

                                          II
          The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                         III
          The address of the registered office of this Corporation in the state of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                          IV
          This Corporation is authorized to issue two classes of shares of stock which shall be known as Common Stock and Preferred Stock. The total number of shares of Common Stock which this Corporation is authorized to issue is seventy-five million (75,000,000) shares, par value $.0001 per share, and the total number of shares of Preferred Stock which this Corporation is authorized to issue is ten million (10,000,000) shares, par value $.0001 per share.

          The designations, powers, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions upon, each class of stock shall be as follows:

          Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by action of the Board of Directors. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by class unless expressly provided or required by law.


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          Authority is hereby expressly granted to the Board of Directors of the
Corporation from time to time to issue the Preferred Stock in one or more series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. The Board of Directors of the Corporation shall have the power to set the number of shares of any such series and to increase or reduce such number (but not below the number of shares of such series then outstanding). No vote of the holders of the Common Stock or Preferred Stock of the Corporation shall, unless otherwise required by law or provided in the resolutions creating any particular series of Preferred Stock, be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation.

                                          V

          No action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                                          VI

          The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

                                         VII

          No action required to be taken or that may be taken at any annual or special meeting of the stockholders of this corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                                         VIII

          This Corporation is authorized to provide indemnification of agents (as defined in Section 145 of the General Corporation Law of the State of Delaware) for breach of duty to this Corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 145 of the General Corporations Law of the State of Delaware, subject to the limits on such excess indemnification created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

                                         IX

                The name and mailing address of the incorporator is:

                    David M. Niebauer
                    Graham & James LLP
                    One Maritime Plaza, Suite 300
                    San Francisco, CA  94111-3492

     The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated herein are true.


Dated:  June 16, 1998
                                         /s/ David M. Niebauer
                                        ------------------------------------
                                        David M. Niebauer, Incorporator

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